Exhibit 99.1

SRM Completes $100,000,000 TRON Treasury Launch

Treasury Holdings of 365,096,845 TRON (TRX) tokens

Weike Sun – Chairman of the Board

Winter Park, Florida, June 30, 2025 — SRM Entertainment, Inc. (Nasdaq: SRM) (“SRM” or the “Company”), the largest publicly traded holder of TRON (“TRX”) tokens in the world, today announced the successful staking of its treasury holdings of 365,096,845 TRON tokens (“TRX”) through JustLend which enhances TRX staking yield to up to 10% per annum by combining standard staking reward and energy renting. This move follows its closing of a $100,000,000 investment earlier this month to launch a TRON treasury strategy.

The Company is focused on creating long-term value for shareholders by capitalizing on the global adoption of cryptocurrency, blockchain and digital innovation. SRM recently appointed Weike Sun as Chairman of its Board of Directors and entered into agreement with TRON Blockchain Founder Justin Sun, who has joined its strategic advisory board. To further leverage the substantial TRX Treasury holdings, SRM plans to implement a dividend policy. The Company plans a name change to TRON Inc. to better reflect its new strategy.

“The TRON treasury strategy continues to unlock new value for our shareholders. We expect SRM to benefit as Blockchain technology gains wider adoption globally. TRON is an industry leader for cross border settlement in US dollar stablecoin which is great for our shareholders,” said Rich Miller, Chief Executive Officer of SRM.

About SRM Entertainment, Inc.

SRM Entertainment designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of SRM’s creative products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. SRM products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions.

About TRON blockchain

Founded in 2017, TRON is a decentralized blockchain that supports smart contracts and decentralized applications, with lower fees and faster transaction time than other leading blockchains such as Bitcoin and Ethereum. It has since become one of the world’s most popular Layer-1 Protocols, hosting approximately 80.7 billion in US dollar stablecoins as of June 29, 2025.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements include, but are not limited to, statements regarding the Company’s possible name change, the possible exercise of warrants issued in the Offering, and the Company’s plans to implement a dividend policy. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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